EXHIBIT 99.1

For Immediate Release

Western Wireless Files Amended Quarterly Reports for the First and
Second Quarters of 2003

     BELLEVUE, Wash. (September 11, 2003) – Western Wireless Corporation (NASDAQ: WWCA), a leading provider of wireless communications services to rural America, announced today it has filed amended quarterly reports for the first and second quarters of 2003 on Forms 10-Q/A with the Securities and Exchange Commission (SEC).

     Western Wireless filed the amendments in response to comments received from the SEC regarding its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The amended reports filed today revise the disclosures pertaining to Western Wireless’s adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) and restate the financial statements to reflect such revisions. The amended report for the first quarter also conforms the disclosures regarding the non-GAAP financial measure “EBITDA” to the disclosures regarding “Adjusted EBITDA”, which Western Wireless began using in connection with its quarterly report for the second quarter of 2003.

     SFAS No. 143 relates to the costs of closing facilities and removing assets, and requires entities to record the fair value of a legal liability for an asset retirement obligation in the period it is incurred if a reasonable estimate of fair value can be made. Western Wireless believed it could not estimate the fair value of its asset retirement obligations based on specific facts and circumstances with respect to the timing of the settlement of the underlying leases and the probability of enforcement of any contractual remediation obligations. As a result, the original Forms 10-Q for the quarters ended March 31 and June 30, 2003 did not record an asset retirement obligation.

     Western Wireless has prepared an estimate and recorded an asset retirement obligation and a non-cash cumulative change in accounting principle in its financial statements (see tables below). The effects of today’s filings on the financial statements do not change Adjusted EBITDA for the periods ended March 31, 2003 and June 30,

2003 nor do they impact Western Wireless’s financial position as of December 31, 2002 or results of operations or cash flows for the periods ended March 31, 2002 and June 30, 2002.

     The following tables summarize the changes to certain line items in Western Wireless’s financial statements for the affected periods:

Condensed Consolidated Statement of Operations and Comprehensive Loss

	Three months ended
	March 31, 2003

	As originally	As
	reported	restated

	(Dollars in thousands,
	except per share data)
Depreciation, amortization and accretion	$65,572	$65,813
Total operating expenses	$306,077	$306,318
Loss from continuing operations before provision for income taxes and cumulative change in accounting principle	$(17,071)	$(17,312)
Loss from continuing operations before cumulative change in accounting principle	$(21,561)	$(21,802)
Cumulative change in accounting principle		$(2,231)
Net loss	$(21,561)	$(24,033)
Basic and diluted loss per share:
Continuing operations before cumulative change in accounting principle	$(0.27)	$(0.27)
Cumulative change in accounting principle		(0.03)

Basic and diluted loss per share	$(0.27)	$(0.30)

Condensed Consolidated Balance Sheet

	As of March 31, 2003

	As originally	As
	reported	restated

	(Dollars in thousands)
Property and equipment, net of accumulated depreciation	$841,291	$845,833
Total assets	$2,391,093	$2,395,635
Other long-term liabilities		$7,014
Deficit	$(1,150,518)	$(1,152,990)
Total net capital deficiency	$(505,970)	$(508,442)
Total liabilities and net capital deficiency	$2,391,093	$2,395,635

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

	Three months ended		Six months ended
	June 30, 2003		June 30, 2003

	As originally	As	As originally	As
	reported	restated	reported	restated

	(Dollars in thousands, except per share data)
Depreciation, amortization and accretion	$71,365	$71,610	$136,937	$137,423
Total operating expenses	$326,397	$326,642	$632,474	$632,960
Income from continuing operations before provision for income taxes and cumulative change in accounting principle	$47,070	$46,825	$29,999	$29,513
Income from continuing operations before cumulative change in accounting principle	$40,325	$40,080	$18,764	$18,278
Cumulative change in accounting principle				$(2,231)
Net income	$40,325	$40,080	$18,764	$16,047
Basic income per share:
Continuing operations before cumulative change in accounting principle	$0.51	$0.51	$0.24	$0.23
Cumulative change in accounting principle				(0.03)

Basic income per share	$0.51	$0.51	$0.24	$0.20

Diluted income per share:
Continuing operations before cumulative change in accounting principle	$0.49	$0.49	$0.24	$0.23
Cumulative change in accounting principle				(0.03)

Diluted income per share	$0.49	$0.49	$0.24	$0.20

Condensed Consolidated Balance Sheet

	As of June 30, 2003

	As originally	As
	reported	restated

	(Dollars in thousands)
Property and equipment, net of accumulated depreciation	$835,819	$840,295
Total assets	$2,558,108	$2,562,584
Other long-term liabilities		$7,193
Deficit	$(1,110,193)	$(1,112,910)
Total net capital deficiency	$(462,141)	$(464,858)
Total liabilities and net capital deficiency	$2,558,108	$2,562,584

     About Western Wireless Corporation

     Western Wireless Corporation, located in Bellevue, Washington, was formed in 1994 through the merger of previously unrelated rural wireless companies. Following the merger, Western Wireless continued to invest in rural cellular licenses, acquired six PCS licenses in the original auction of PCS spectrum in 1995 through its VoiceStream subsidiary, and made its first international investment in 1996. Western Wireless went public later in 1996 and completed the spin-off of VoiceStream in 1999. Western Wireless now serves over 1.2 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Through its subsidiaries and operating joint ventures, Western Wireless is licensed to offer service in eight foreign countries.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These risks include increased levels of competition, restrictions on the Company’s ability to finance its growth, any market changes that would significantly decrease consumer demand for wireless products, changes in technology, changes in, or failure to comply with, governmental regulations, general economic and business conditions, both nationally and in the regions in which Western Wireless operates, and other factors. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its periodic reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:
Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com